Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 20, 2018 (the “Effective Date”), by and between uniQure, Inc., 113 Hartwell Avenue, Lexington, MA 02421 (the “Company”) and Dr. Robert Gut (the “Executive”), __________.

WITNESSETH:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, each upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows.

1.Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, as a full-time employee for the period and upon the terms and conditions contained in this Agreement.

2.Term.  Executive’s term of employment with the Company under this Agreement shall begin on August 20, 2018 (the “Start Date”) and shall continue in force and effect from year to year unless terminated earlier in accordance with Section 19 (the “Term”).

3.Position and Duties. During the Term, Executive shall serve the Company as its Chief Medical Officer, reporting directly to the uniQure Chief Executive Officer (the “CEO”).

The initial primary focus of the Chief Medical Officer will be:

▪

Responsible for leading the strategy and development of the medical function consisting of Clinical Operations, Medical Affairs, Global Drug Safety, Global Quality Management, Medical Information and External Medical Relations.

▪	Ensuring that uniQure is equipped to develop and market pharmaceutical products according to all applicable medical scientific, regulatory, ethical and legal standards
▪

Support uniQure’s value proposition of marketing and pipeline products to design of the clinical and regulatory strategy in the context of the corporate strategy. Portfolio selection is conducted together with management.

▪

Develop and recommend the clinical development strategy for new drug candidates from research to regulatory approval and beyond taking into account the constraints of a small and creative biotechnology firm

▪	Provide leadership in being the key uniQure spokesperson to external and internal bodies on medical and scientific issues related to uniQure’s products
▪	Manage the Global Drug Safety according to all local and international requirements
▪	Ensure GCP compliance of all clinical trials
▪	Responsible for scientific publication strategy
▪	Actively partner with the commercial organization to promote the scientific and medical value of uniQure’s products

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▪	Develop budget plans for all functions under the CMO and ensure program expenses in line with approved budget.
▪	Communicate effectively all medical objectives and activities with the company's management and other functional areas

4.Commencing on the Start Date and during the Term, Executive shall devote full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of Executive’s duties and responsibilities as an employee of the Company. Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

This Agreement will not affect Executive’s existing role as a Director of the Company, except that Executive understands that he likely will be considered a non-independent, executive-director and that his compensation as a member of the Board of Directors of the Company (the “Board”) will likely change.  Executive agrees to at all times abide by the policies and decisions of the Board with respect to this Agreement, any conflicts of interest, determinations of independence, compositions of committees of the Board, compensation as a member of the Board, and any other issues related to his role as a member of the Board, and Executive agrees to take any reasonable and appropriate actions required to resolve such issues.  Executive agrees to resign any existing appointments to Committees of the Board, if requested by the Board.

5.Notwithstanding the foregoing, Executive may engage in civic and charitable organizations and manage his personal and business affairs during normal business hours provided that such activities do not, individually or collectively, interfere with the performance of his duties hereunder.  Commencing on the Start Date and during the Term, and subject to the provisions of Paragraph 4 above, Executive shall not be engaged in any business activity which, in the judgment of the Company, conflicts with Executive’s duties hereunder, whether or not such activity is pursued for pecuniary advantage.  Should Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, Executive shall submit a written request to the Company for consideration and approval by the Company, which approval shall not unreasonably be withheld.  If the Company later makes a reasonable, good faith determination that Executive’s continued service on another entity’s board would be detrimental to the Company, it will give Executive thirty (30) days’ written notice that it is revoking the original approval, and Executive will resign from the applicable board within thirty (30) days after receipt of such notice.

6.Location. Executive shall perform the services hereunder from the Company’s USA headquarters at 113 Hartwell Avenue, Lexington MA, USA; provided, however, that Executive shall be required to travel from time to time for business purposes.

7.Compensation and Benefits.

(a)Base Salary.  For all services rendered by Executive under this Agreement, the Company will pay him a base salary at the annual rate of US$425,000 (four hundred and twenty-five thousand dollars), which shall be reviewed annually by the CEO for adjustment (the base salary in effect at any time, the “Base Salary”). In order to be eligible for an

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increase in Base Salary applicable to the year following the year in which the Start Date falls, Executive’s Start Date must be before October 1st in any given year.  Any merit increase would be pro-rated for the 2018 calendar year. Executive’s Base Salary shall be paid in bi-weekly installments, less withholdings as required by law and deductions authorized by Executive, and payable pursuant to the Company’s regular payroll practices in effect at the time.

(b)Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company, Executive shall be eligible for a retention and performance bonus of forty percent (40%) of the annual Base Salary based on performance and the Company’s performance and financial condition during the applicable calendar year, as determined by the Company in its sole discretion. In any event, Executive must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus, as it also serves as an incentive to remain employed by the Company. In order to be eligible for a bonus which is paid in the year following the year in which the Start Date falls, Executive’s Start Date must be before October 1st in any given year.  Any bonus would be pro-rated for the 2018 calendar year.

(a)

Expenses Related to Relocation. The Company will reimburse executive for the expenses associated with Executive’s relocation of himself and his family to the Boston area (“Relocation Expenses”) to a maximum net amount (i.e., grossed-up to be net of taxes) of Seventy-Five Thousand Dollars and No Cents (US $75,000.00).  The Relocation Expenses include the following:

(b)	a) monthly local temporary housing costs (which may include furnished housing and/or rental furniture/housewares), for a maximum of 12 months, if required;
(c)	c) the expenses associated with Executive’s (and his partner) ‘house hunting’ visits to theBoston area;
(d)	d) travel and lodging expenses incurred in Executive’s weekly commutes to his current residence;
(e)	e) moving expenses;
(f)

f)   other expenses associated with Executive’s and his family’s move to the Boston area that are not expressly set forth above, provided that for any expense greater than $1,000Executive shall obtain prior written approval from SVP Human Resources prior to incurring the expense.

(g)

Executive agrees that he shall forfeit and be obligated to re-pay the full amount of the Relocation Expenses if, prior to the one-year anniversary of the Start Date: (a) Executive resigns without Good Reason as defined in Section 19 (f); or (b) Executive is terminated for

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Cause as defined in Section 19(c). If Executive’s employment terminated between the one-year anniversary of the Start Date and 180 days after the one-year anniversary of the Start Date, Executives obligation to re-pay the Relocation Expenses shall be pro-rated according to the following formula: repayment obligation = RE x (1 – D/180) (RE represents the full amount of Relocation Expenses Executive received; D represents the number of days elapsed after the one-year anniversary of the Start Date). Executive expressly authorizes the Company to deduct this amount from a subsequent or wages that the Company pays to Executive if his employment terminates pursuant to subsection (a) above or if his termination under subsection (b) above is undisputed.

8.Equity.  Subject to Board of Directors approval at the next regularly scheduled uniQure N.V. Board meeting after execution of this Agreement, Executive shall be granted 35,000 (thirty-five thousand)  restricted stock units of the Company and 70,000 (Seventy Thousand) stock option units , the terms of which shall reflect the standard vesting and other terms and conditions contained in the uniQure N.V.’s Amended and Restated 2014 Share Incentive Plan. Such restricted stock units will be approved by the Board of Directors of uniQure N.V. not later than at its next regularly scheduled meeting and the exercise price will be the closing share price on the grant date. If the Board fails to make the grant at such regularly scheduled meeting, it shall be deemed a Good Reason event under Section 19(f) hereof. The Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures. The Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures. First year grants will be prorated based on hire date.

9.Benefits. Executive is eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that Executive is eligible under (and subject to all provisions of) the plan documents that govern those programs. These include medical, dental and disability insurances. Benefits are subject to change at any time in the Company’s sole discretion.

10.Paid Time Off and Holidays. Executive is eligible for four (4) weeks of paid vacation per calendar year (pro-rated for 2018) to be taken at such times as may be approved in advance by the Company. Executive is also entitled to all paid holidays observed by the Company in the United States. Executive shall have all rights, including the right to potentially earn more than four (4) weeks of paid vacation per year, and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures.

11.401(k) Plan.  Subject to Section 9 (benefits).

12.Expense Reimbursement.  During the Term, Executive shall be reimbursed by the Company for all necessary and reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder (including business trips to the uniQure Amsterdam headquarters).  Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same, and submit for reimbursement on a monthly basis.  Any such expense reimbursement will be made in accordance with the Company’s travel and expense policies governing reimbursement of expenses as are in effect from time to time.

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13.Withholding.  All amounts set forth in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state, local and foreign withholding, payroll and other taxes, and the Company may withhold from any amounts payable to Executive (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

14.IP and Restrictive Covenants. Executive’s employment is contingent upon Executive’s execution of the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement, attached as Exhibit A to this Agreement.

15.At-Will Employment. This Agreement shall not be construed as an agreement, either express or implied, to employ Executive for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and Executive remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay Executive any compensation or grant Executive any benefit beyond the end of employment with the Company, other than as set out elsewhere in this Agreement.

16.Conflicting Agreements.  Executive acknowledges and represents that by executing this Agreement and performing Executive’s obligations under it, Executive has disclosed and provided copies to the Company of any and all confidentiality or restrictive covenant agreements that Executive is a party or is bound, to that could limit or prohibit the full performance of Executives duties to the Company.

17.No Prior Representations. This Agreement and its exhibits constitute all the terms of Executive’s hire and supersede all prior representations or understandings, whether written or oral, relating to the terms and conditions of Executive’s employment.

18.Change of Control.  In the event of a Change of Control as defined below, the vesting conditions that may apply to any equity held by Executive pursuant to this Agreement and the Company’s Amended and Restated 2014 Share Incentive Plan will be automatically waived and all the equity will be deemed to be fully exercisable commencing on the date of the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the date on which any of the following events occurs:

(a)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

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(b)a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(c)the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

19.Termination.  The Term shall continue until the termination of Executive’s employment with the Company as provided below.

(a)Events of Termination. Executive’s employment, Base Salary and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate:

(i)upon the death of Executive;

(ii)upon the Disability of Executive (immediately upon notice from either party to the other). For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 120 consecutive days.

(iii)upon termination of Executive for Cause;

(iv)upon the resignation of employment by Executive without Good Reason (upon thirty (30) days’ prior written notice);

(v)upon termination by the Company for any reason other than those set forth in Sections 19(a)(i) through 19(a)(iv) above;

(vi)upon voluntary resignation of employment by Executive for Good Reason as described in Section 19(f), below;

(vii)upon a Change of Control Termination as described in Section 19(g), below.

(b)In the event Executive’s termination occurs pursuant to Sections 19(a)(i) - (iv) above, Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including,

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without limitation, any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind, unless otherwise provided herein.  For purposes of this agreement, Accrued Benefits shall mean (i) payment of Base Salary through the termination date, (ii) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (iii) payment of unreimbursed business expenses incurred by Executive.

(c)For purposes of this Agreement, “Cause” shall mean the good faith determination by the Company (which determination shall be conclusive), after written notice from the Company to Executive that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to subsections (i) and (viii) below):

(i)Executive has willfully or repeatedly failed to perform Executive’s material duties and such failure has not been cured after a period of thirty (30) days’ written notice;

(ii)any reckless or grossly negligent act by Executive having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates in any material respect;

(iii)Executive’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where Executive is working on behalf of the Company;

(iv)the indictment on charges or conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a felony;

(v)the conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Company’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud, except that, in the event that Executive is indicted on charges for a misdemeanor ,the Company may elect, in its sole discretion, to place Executive on administrative garden leave with or without continuation of full compensation and benefits under this Agreement during the pendency of the proceedings;

(vi)conduct by or at the direction of Executive constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the

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occasional, customary and de minimis use of Company property for personal purposes);

(vii)a material breach by Executive of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing;

(viii)a material breach by Executive of any material provision of this Agreement, any of the Company’s written employment policies or Executive’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice of such breach from the Company, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and

(ix)any material breach of Executive’s Confidentiality, Developments, and Restrictive Covenants Agreement.

(d)The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept.

(e)Notice Period for Termination Under Section 19(a)(iv).  Upon a termination of Executive under Section 19(a)(iv), during the notice period the Company may, in its sole discretion, relieve Executive of all of Executive’s duties, responsibilities, and authority, may restrict Executive’s access to Company property, and may take other appropriate measures deemed necessary under the circumstances.

(f)Termination by Executive for Good Reason. During the Term, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company for "Good Reason."  For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without Executive’s express prior written consent:  (i) the material diminution in Executive’s responsibilities, authority and function; (ii) a material reduction in Executive’s Base Salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s Base Salary which is pursuant to a salary reduction program affecting the CEO and all or substantially all other senior management employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees; provided, however that such reduction may not exceed twenty (20%) percent; (iii) a material change in the geographic location at which Executive provides services to the Company (i.e., outside a radius of fifty (50) miles from Lexington, Massachusetts) (each a “Good Reason Condition”).

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"Good Reason Process" shall mean that: (i) Executive has reasonably determined in good faith that a Good Reason Condition has occurred; (ii) Executive has notified the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) Executive has cooperated in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice (the "Cure Period"), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Executive terminates employment within sixty (60) days after the end of the Cure Period.  If the Company cures to Executive’s satisfaction (not unreasonably withheld) the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)Termination As A Result of a Change Of Control.  For purposes of this Agreement, “Change of Control Termination” shall mean any of the following:

(i)Any termination by the Company of Executive’s employment, other than for Cause (as defined in Section 19(c), above), that occurs within twelve (12) months after the Change of Control; or

(ii)Any resignation by Executive for Good Reason (as defined in Section 19(f), above), that occurs within twelve (12) months after the Change of Control.

(iii)For purposes of this Section 19(g), “Change of Control” shall have the same meaning as defined above in Section 18.

(h)Separation Benefits.  Should Executive experience a termination of employment during the Term pursuant to Section 19(a)(v), (vi), or (vii) above, in addition to the Accrued Benefits Executive shall also be entitled to a lump sum severance payment equal to 100% of the annual Base Salary. To avoid duplication of severance payments, any amount paid under this subsection shall be offset against any severance amounts that may be owed by the Company to Executive pursuant to the Company’s Change of Control guidelines.

20.General Release of Claims. Notwithstanding any provision of this agreement, all severance payments and benefits described in Section 19 of this  Agreement (except for payment of the Accrued Benefits) are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the termination date of a General Release of Claims by and between Executive (or Executive’s estate) and the Company in the form attached as Exhibit B to this Agreement. (In the event of Executive’s death or incapacity due to Disability, the release will be revised for signature accordingly.) Provided any applicable timing requirements set forth above have been met, the payments and benefits will be paid or provided to Executive as soon as administratively practicable (but not later than forty-five (45) days) following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a

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notice of revocation having been given. Any severance or termination pay will be the sole and exclusive remedy, compensation or benefit due to Executive or Executive’s estate upon any termination of Executive’s employment (without limiting Executive’s rights under any disability, life insurance, or deferred compensation arrangement in which Executive participates or at the time of such termination of employment or any Option Agreements or any other equity agreements to which Executive is a party).  If such 45-day period spans two calendar years, payment will be paid after such 45-day period and revocation period have expired.

21.Certain Company Remedies.  Executive acknowledges that Executive’s promised services and covenants are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain.  Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Executive from committing any act in breach of this Agreement.  The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.

22.Indemnification.

(a)The Company agrees that Executive shall be entitled to indemnification to the fullest extent permitted by Delaware law and under the Company’s articles of incorporation, bylaws and any other corporate-related plan, program or policy.  In addition, as soon as reasonably practicable following the Start Date and for a period of at least three (3) years after Executive’s termination of employment, the Company shall maintain a directors and officers liability insurance policy under which Executive shall be included as a “Covered Person.”

(b)In addition, and for the sake of clarity, the Company hereby specifically agrees that (i) if Executive is made a party, or is threatened to be made a party, to any "Proceeding" (defined as any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other) by reason of the fact that (1) Executive is or was an employee, officer, director,  agent, consultant or representative of the Company, or (2) is or was serving at the request of the Company or any of its affiliates as employee, officer, director, agent, consultant or representative of another person, or (ii) if any "Claim" (defined as any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacity or to the Company, then Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation, penalties, fines, taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, except with respect to any costs, expenses, liabilities or

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losses (A) that were incurred or suffered as a result of Executive’s willful misconduct, gross negligence or knowing violation of any written agreement between Executive and the Company, or (B) that a court of competent jurisdiction determines to have resulted from Executive’s knowing and fraudulent acts; provided, however, that the Company shall provide such indemnification only if (I) notice of any such Proceeding is given promptly to the Company, by Executive; (II) the Company is permitted to participate in and assume the defense of any such Proceeding; (III) such cost, expense, liability or loss results from the final judgment of a court of competent jurisdiction or as a result of a settlement entered into with the prior written consent of the Company; and (IV) in the case of any such Proceeding (or part thereof) initiated by Executive, such Proceeding (or part thereof) was authorized in advance in writing by the Company.  Such indemnification shall continue even if Executive has ceased to be an employee, officer, director, agent, consultant or representative of the Company or an affiliate thereof until all applicable statute of limitations have expired, and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall pay directly or advance to Executive all costs and expenses incurred by Executive in connection with any such Proceeding or Claim (except for Proceedings brought by the Company against Executive for claims other than shareholder derivative actions) within 30 days after receiving written notice requesting such an advance.  Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if Executive was ultimately determined not to be entitled to indemnification against such costs and expenses

23.Miscellaneous.

(a)Right to Offset.  The Company may offset any undisputed amounts Executive owes the Company or its affiliates at the time of Executive’s termination of employment (including any payment of Accrued Benefits or separation pay), except for secured or unsecured loans, against any amounts the Company owes Executive hereunder including, but not limited to, any wages, accrued vacation and bonuses, which Executive acknowledges and agrees would constitute a valid offset pursuant to any state or federal law (including the Massachusetts Payment of Wages Statute, M.G.L. c. 149 § 148 et. seq.).

(b)Cooperation.  Executive agrees that, during and after Executive’s employment with the Company, subject to reimbursement of Executive’s reasonable expenses, Executive will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which Executive was in any way involved during Executive’s employment with the Company.  Executive shall render such cooperation in a timely manner on reasonable notice from the Company, and at such times and places as reasonably acceptable to Executive and the Company.  The Company, following Executive’s termination of employment, exercises commercially reasonable efforts

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to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

(c)Company Documents and Property.  Upon termination of Executive’s employment with the Company, or at any other time upon the request of Company, Executive shall forthwith deliver to Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, in the possession of or under the control of Executive that embodies any confidential information of the Company. Executive agrees to refrain from purging or deleting data from any Company-owned equipment, including email systems, in connection with Executive’s termination.  To the extent that Executive possesses any data belonging to Company on any storage media owned by Executive (for example, a home computer’s hard disk drive, portable data storage device, etc.), Executive agrees that Executive will work cooperatively with the Company to return such data and ensure it is removed from Executive’s devices in a manner that does not adversely impact any personal data.  Executive agrees not to take any steps to delete any Company data from any device without first obtaining Company’s written approval.  Executive agrees to cooperate with Company if Company requests written or other positive confirmation of the return or destruction of such data from any personal storage media.  Nothing herein shall be deemed to prohibit Executive from retaining (and making copies of): (i) Executive’s personal non-business-related correspondence files; or (ii) documents relating to Executive’s personal compensation, benefits, and obligations and documents reasonably necessary to prepare personal income tax returns.

(d)Waivers.  No waiver of any provision will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement does not prevent subsequent enforcement of that term or obligation.  The waiver by any party of any breach of this Agreement does not waive any subsequent breach.

(e)Governing Law; Consent to Exclusive Jurisdiction and Venue/Jury Waiver.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.  The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any

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Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.  The parties further acknowledge and agree that any such dispute shall be tried by a Judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.  Executive hereby agrees that he will neither commence or prosecute, nor assist in any way another person or entity to commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against the Company concerning a dispute arising from or relating to this Section in any forum or jurisdiction other than the state and federal courts in the Commonwealth of Massachusetts.  Executive further agrees that, in the event Executive disregards this clause, the Company shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in staying, transferring, dismissing or otherwise defending such out-of-state action or proceeding, regardless of whether such fees and costs are incurred in the forum where Executive (or another person or entity, as applicable), commenced the action or in a Massachusetts forum, and without regard to whether the Company prevails in its efforts to enforce this covenant.

(f)Notices.  Any notices, requests, demands, and other communications described in this Agreement are sufficient if in writing and delivered in person or sent postage prepaid, by certified or registered U.S. mail or by FedEx/UPS to Executive at Executive’s last known home address and a copy by e-mail to Executive, or in the case of the Company, to the attention of the General Counsel, copy to the CEO, at the main office of uniQure, Inc.  Any notice sent by U.S. mail shall be deemed given for all purposes 72 hours from its deposit in the U.S. mail, or the next day if sent by overnight delivery.

(g)Successors and Assigns.  Executive may not assign this Agreement, by operation of law or otherwise, without the Company’s prior written consent.  Without the Company’s consent, any attempted transfer or assignment will be void and of no effect.  The Company may assign its rights under this Agreement if the Company consolidates with or merges into any other entity, or transfers substantially all of its properties or assets to any other entity, provided that such entity expressly agrees to be bound by the provisions hereof.  This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

(h)Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

Dr. Robert Gut

Employment AgreementPage 13Initials:  ________

(i)Severability.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

(j)Enforceability. If any portion or provision of the Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected, and each remaining portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(k)Survival.  Sections 14, 20, 21, and the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement (Exhibit A) and all other provisions necessary to give effect thereto, shall survive the termination of Executive’s employment for any reason.

(l)Entire Agreement; Amendment.  This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto (including without limitation any prior employment agreements between the parties hereto); provided, however, that any agreements referenced in this Agreement or executed herewith are not superseded.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(m)Section Headings.  The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

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Dr. Robert Gut

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

uniQure, Inc.

By: _/s/ Matt Kapusta          ______ _

Name:  Matt Kapusta

Title:    Chief Executive Officer

EXECUTIVE

       _/s/ Dr. Robert Gut _________    _

Dr. Robert Gut